Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of The Bank of Nova Scotia

We consent to the use of our Independent Auditors’ report dated December 2, 2011, with respect to the consolidated balance sheets of The Bank of Nova Scotia (the “Bank”) as at October 31, 2011 and 2010 and the consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended October 31, 2011, incorporated by reference in this Registration Statement on Form F-9 relating to the registration of Senior Debt Securities and Subordinated Debt Securities. We also consent to the reference to our firm under the heading “Independent Auditors” in the Registration Statement.

/s/ KPMG LLP

Chartered Accountants, Licensed Public Accountants

Toronto, Canada

February 13, 2012